Exhibit 5.1

December 14, 2017

Pershing Gold Corporation

1658 Cole Boulevard

Lakewood, CO 80401

Ladies and Gentlemen:

We have acted as counsel to Pershing Gold Corporation, a Nevada corporation (the “Company”), in connection with the filing by the Company of a final prospectus supplement dated December 11, 2017 (the “Final Prospectus Supplement”), which supplements a Registration Statement on Form S-3 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), and effective on June 29, 2016 (the “Registration Statement”), including the prospectus included therein (the “Base Prospectus” and, together with the Final Prospectus Supplement, the “Prospectus”), relating to (i) the offer and sale by the Company of 2,430,000 shares (each, a “Share” and collectively, the “Shares”) of common stock of the Company, par value $0.0001 per share (the “Common Stock”), and warrants (each, a “Warrant” and collectively, the “Warrants”) to purchase up to an aggregate of 972,000 shares of Common Stock the (the “Warrant Shares”); and (ii) a 30-day overallotment option granted to the underwriters (as defined below) to purchase up to an additional 364,500 shares of Common Stock (the “Option Shares”) and/or warrants (the “Option Warrants”) to purchase up to 145,800 shares of Common Stock (the “Option Warrant Shares”).

The Shares (and Option Shares, if the overallotment option is exercised) are to be issued pursuant to the Prospectus and an underwriting agreement dated December 11, 2017 by and among the Company and the underwriters named therein (the “Underwriters”), for whom Canaccord Genuity Corp., BMO Nesbitt Burns Inc., and Cantor Fitzgerald Canada Corporation are acting as representatives (the “Underwriting Agreement”).

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of each natural person signing any document reviewed by us, the authority of each person signing in a representative capacity (other than the Company) any document reviewed by us, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us or filed with the Securities and Exchange Commission as conformed and certified or reproduced copies. In conducting our examination of documents, we have assumed the power, corporate or other, of all parties thereto (other than the Company) to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the due execution and delivery by such parties of such documents and that to the extent such documents purport to constitute agreements, such documents constitute valid and binding obligations of such parties. As to any facts material to our opinion, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

Pershing Gold Corporation

December 14, 2017

1.        The issuance of the Shares and Option Shares has been duly authorized and, when and to the extent the Shares and Option Shares are issued against payment therefor in accordance with the Prospectus and the Underwriting Agreement, such Shares and Option Shares will be validly issued, fully paid and non-assessable.

2.        The issuance of the Warrants and Option Warrants has been duly authorized and, when and to the extent the Warrants and Option Warrants are issued against payment therefor in accordance with the Prospectus and the Underwriting Agreement, such Warrants and Option Warrants will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

3.       The issuance of the shares of the Warrant Shares and Option Warrant Shares have been duly authorized, reserved for issuance and, when issued and delivered and paid for upon exercise of the Warrants and Option Warrants in accordance with the terms thereof, will be validly issued, fully paid and nonassessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A. The opinions herein are limited to matters governed by the federal laws of the United States of America and the Nevada Private Corporations Chapter of the Nevada Revised Statutes, Nev. Rev. Stat. 78. Except as expressly stated above, we express no opinion with respect to any other law of the state of Nevada or any other jurisdiction.

B. This letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We assume herein no obligation, and hereby disclaim any obligation, to make any inquiry after the date hereof or to advise you of any future changes in the foregoing or of any fact or circumstance that may hereafter come to our attention.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K filed by the Company on the date hereof and to the use of our name in the Registration Statement and the Prospectus under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ Davis Graham & Stubbs LLP

DAVIS GRAHAM & STUBBS LLP